Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 38,500,000.00	0.0001381	$ 5,316.85
Fees Previously Paid
	Total Transaction Valuation:	$ 38,500,000.00
	Total Fees Due for Filing:			$ 5,316.85
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 5,316.85
Offering Note
[1]	(1) Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The proposed maximum aggregate value of the transaction is calculated based on $50.0 million estimated to be paid upon the completion of the transaction contemplated by the investment agreement (the "Investment Agreement"), dated as of December 21, 2025, by and among Laird Superfood, Inc. (the "Company"), Gateway Superfood NSSIII Investment, LLC ("Gateway III") and Gateway Superfood NSSIV Investment, LLC ("Gateway IV" and together with Gateway III, the "Investor"), which Investor is an affiliate of Nexus Management LP, assuming that no adjustments to the purchase price will be required, which amount represents 50,000 shares of the Company's Series A Preferred Stock that will be issued to the Investor as consideration for the transactions contemplated by the Investment Agreement, multiplied by $1,000, which is the stated value of Series A Preferred Stock. Of the forthcoming $50.0 million, $38.5 million will be used in connection with the completion of the transaction contemplated by the securities purchase agreement, dated as of December 21, 2025, by and among the Company, Encore Consumer Capital Fund II, LP, The Ira and Joanna Haber Family Trust, Dated October 5, 2015, Advantage Capital Agribusiness Partners, L.P., and, solely with respect to Section 12.16 thereof, Global Superfoods Corp. assuming that no adjustments to the purchase price will be required (such transaction, the "Navitas Acquisition"). (2) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the Navitas Acquisition calculated in footnote (1) above by 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A